As filed with the Securities and Exchange Commission on December 20, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BG Staffing, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-0656684
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

5000 Legacy Drive, Suite 350 Plano, Texas	75024
(Address of Principal Executive Offices)	(Zip Code)

BG Staffing, Inc. 2013 Long-Term Incentive Plan

(Full title of the plan)

L. Allen Baker, Jr.
President and Chief Executive Officer
BG Staffing, Inc.

5000 Legacy Drive, Suite 350

Plano, Texas 75024

Telephone: (972) 692-2400

Copies to:

Glen J. Hettinger, Esq.

William P. Bowers, Esq.

Fulbright & Jaworski LLP

(A Member of Norton Rose Fulbright)

2200 Ross Avenue, Suite 2800

Dallas, Texas 75201

Telephone: (214) 855-7444

Fax: (214) 855-8200

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value per share	900,000 shares	$1.97	$1,773,000	$228.36

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an additional indeterminable number of shares of common stock that may be issued under the BG Staffing, Inc. 2013 Long-Term Incentive Plan as a result of stock splits, stock dividends or similar transactions.
(2)	No market presently exists of our common stock. We are seeking the quotation of our common stock on the OTC Bulletin Board or OTCQB marketplace. There is no liquid market for the registrant’s common stock. The amount above is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) on the basis of the book value of the common stock on September 29, 2013 (pro forma to take into account the merger of LTN Acquisition, LLC into LTN Staffing, LLC and the conversion of LTN Staffing, LLC into a corporation (BG Staffing, Inc.) on November 3, 2013).

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is filed by BG Staffing, Inc. (the “Company”) to register 900,000 shares of Common Stock that may be issued under the BG Staffing, Inc. 2013 Long-Term Incentive Plan (the “Plan”).

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents, which have been previously filed with the Commission, are incorporated by reference into this Registration Statement:

(1)        Amendment No. 2 to the Company’s Registration Statement on Form S-1 (File No. 333-191683), filed on November 4, 2013 (the “Registration Statement”), including the prospectus contained therein;

(2)        The Company’s Quarterly Report for the quarter ended September 29, 2013, filed on December 20, 2013;

(3)        The Company’s Current Report on Form 8-K filed on November 27, 2013.

(4)        The description of the Company’s Capital Stock contained in the Registration Statement.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in, and to be a part of, this Registration Statement from the date of filing of those documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that also is, or is deemed to be, incorporated by reference modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

2

ITEM 4. Description of Securities

The following is a summary of our capital stock and provisions of our certificate of incorporation and our bylaws and certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, copies of which have been filed with the SEC as exhibits to this registration statement. References in this section to the “Company,” “we,” “us” and “our” refer to BG Staffing, Inc. and not to any of its subsidiaries.

Authorized Capitalization

Our certificate of incorporation provides that our authorized capital stock consists of 19,500,000 shares of common stock, par value $0.01 per share and 500,000 shares of undesignated preferred stock, par value $0.01 per share. As of December 20, 2013, we have 5,598,847 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Voting Rights

Each share of common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. Our common stock votes as a single class on all matters relating to the election of directors to our board of directors and as provided by law. Holders of our common stock do not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors and as otherwise provided in our certificate of incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. The election of directors will be decided by a plurality of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote in the election.

Dividend Rights

The holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

Other Rights

Our stockholders have no preemptive, conversion or other rights to subscribe for additional shares. All outstanding shares are, and all shares registered by this prospectus will be, when sold, validly issued, fully paid and nonassessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Quotation of Securities

We intend to seek to have a broker-dealer file a Form 211 in order to have our common stock quoted on the OTC Bulletin Board and/or OTCQB. It is anticipated that our common stock will be quoted on the OTC Bulletin Board and/or OTCQB in the near future, provided, however, that is no assurance that our common stock will actually be approved and quoted on the OTC Bulletin Board or OTCQB.

3

Transfer Agent and Registrar

American Stock Transfer & Trust Company serves as the transfer agent and registrar for our common stock.

Board Composition

Our board of directors is divided into three classes, as nearly equal in number as possible, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. L. Allen Baker, Jr. is in the class of directors whose term expires at the first annual meeting of stockholders following the date of this prospectus. Richard L. Baum, Jr. is in the class of directors whose term expires at the second annual meeting of stockholders following the date of this prospectus. Douglas E. Hailey is in the class of directors whose term expires at the third annual meeting of stockholders following the date of this prospectus. At each annual meeting of our stockholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms or until their respective successors are elected and qualified.

Corporate Opportunity

Richard L. Baum, Jr. and Douglas E. Hailey, who are principals of Taglich Private Equity LLC, serve on our board of directors. Taglich Private Equity LLC or its affiliates may hold equity interests in entities that directly or indirectly compete with us, and companies in which they currently invest may begin competing with us. As a result of these relationships, when conflicts between the interests of Taglich Private Equity LLC or its affiliates, on the one hand, and of our stockholders generally, on the other hand, arise, these directors may not be disinterested. Although our directors and officers have a duty of loyalty to us under Delaware law and our certificate of incorporation, transactions that we enter into in which a director or officer has a conflict of interest are generally permissible so long as (1) the material facts relating to the director’s or officer’s relationship or interest as to the transaction are disclosed to our board of directors and a majority of our disinterested directors approves the transaction, (2) the material facts relating to the director’s or officer’s relationship or interest as to the transaction are disclosed to our stockholders and a majority of our disinterested stockholders approve the transaction or (3) the transaction is otherwise fair to us. Our certificate of incorporation also provides that any principal, officer, member, manager and/or employee of Taglich Private Equity, LLC or Taglich Brothers, Inc. or any entity that controls, is controlled by or under common control with, those entities (other than the company or any company that is controlled by the company) or any investment funds or portfolio companies managed by the foregoing will not be required to offer any transaction opportunity of which they become aware to us and could take any such opportunity for themselves or offer it to other companies in which they have an investment.

4

Anti-takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws also contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Classified Board of Directors

Our certificate of incorporation provides that our board of directors is divided into three classes, with each class serving three-year staggered terms. In addition, under our certificate of incorporation, our directors may only be removed for cause and only upon the affirmative vote of the majority of the total voting power of our outstanding voting stock, at a meeting of our stockholders called for that purpose. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company. Only our board of directors will be able to fill vacancies on our board of directors or increase the size of our board.

Requirements for Nominations and Proposals at Stockholder Meetings

Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. Our bylaws also provide that nominations of persons for election to our board of directors may be made at a meeting of stockholders at which directors are to be elected pursuant to the notice of meeting (1) by or at the direction of our board of directors or (2) provided that our board of directors has determined that directors shall be elected at such meeting, by any stockholder who (i) is a stockholder of record both at the time the notice is delivered and on the record date for the determination of stockholders entitled to vote at the meeting, (ii) is entitled to vote at the meeting and upon such election and (iii) complies with the notice procedures set forth in our bylaws. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our company’s certificate of incorporation provides otherwise. Our certificate of incorporation provides that any action required or permitted to be taken by the stockholders may be effected only at a duly called annual or special meeting unless our board of directors approves in advance the action to be taken by written consent and the taking of the action by written consent.

5

Business Combinations with Interested Stockholders

We have elected in our certificate of incorporation not to be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we will not be subject to any anti-takeover effects of Section 203. However, our certificate of incorporation contains provisions that have the same effect as Section 203, except that they provide that (i) Taglich Private Equity LLC, Taglich Brothers, Inc. and any of their affiliates or associates, including any investment funds or portfolio companies managed by the foregoing, (ii) any other person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of our stock and (iii) any person who would otherwise be an interested stockholder because of a transfer of 5% or more of our outstanding voting stock by any person described in clause (i) or (ii) to such person will be excluded from the “interested stockholder” definition in our certificate of incorporation and will therefore not be subject to the restrictions therein that have the same effect as Section 203.

Requirements for Amendments to our Certificate of Incorporation

Our certificate of incorporation provides that the provisions of our certificate of incorporation relating to the size and composition of our board of directors, limitation on liabilities of directors, stockholder action by written consent, the undesignated preferred stock, business combinations with interested persons, corporate opportunities, amendment of our certificate of incorporation and the Court of Chancery as the exclusive forum for certain disputes, may only be amended, altered, changed or repealed by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of our outstanding shares of capital stock entitled to vote thereon, voting together as a single class.

The following description of our common stock, together with the additional information included in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock that may be offered under this prospectus. For the complete terms of our common stock and preferred stock, please refer to our certificate of incorporation and bylaws, which are exhibits to this registration statement. The terms of our common stock and preferred stock may also be affected by Delaware law.

6

ITEM 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our bylaws provide that we will indemnify our directors and officers to the extent and in the manner permitted by applicable law, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. An indemnitee will generally not be entitled to indemnification under our bylaws in connection with any claim initiated by the indemnitee unless we consent to the initiation of the claim.

Moreover, our certificate of incorporation provides that, to the fullest extent permitted by law, our directors will not be personally liable to us or our stockholders for damages for breach of fiduciary duty.

Any repeal or modification of the foregoing certificate of incorporation and bylaw provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers arising from acts prior to the time of such repeal or modification.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

ITEM 8. Exhibits.

Exhibit No.	Description
4.1	Certificate of Incorporation of BG Staffing, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Form S-1/A, filed November 4, 2013)
4.2	Bylaws of BG Staffing, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Form S-1/A, filed November 4, 2013)

7

4.3	Form of Common Stock Certificate representing Common Stock of BG Staffing, Inc. (incorporated by reference to Exhibit 4.1 of the Company’s Form S-1/A, filed October 28, 2013)
4.4*	BG Staffing, Inc. 2013 Long-Term Incentive Plan
5.1*	Opinion of Fulbright & Jaworski LLP
23.1*	Consent of Counsel (contained in Exhibit 5.1)
23.2*	Consent of Independent Registered Public Accounting Firm – Grant Thornton LLP
24.1*	Power of Attorney (included on the signature page of this Registration Statement)

*	Filed with this Registration Statement

ITEM 9. Undertakings.

(1)          The undersigned Registrant hereby undertakes:

(a)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

               (ii)          To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth  in the “Calculation of Registration Fee” table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

               (b)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (c)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

8

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on December 20, 2013.

BG Staffing, Inc.

By:	/s/ L. Allen Baker, Jr.
L. Allen Baker, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints L. Allen Baker, Jr. and Michael A. Rutledge, and each of them, his true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities of this Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ L. Allen Baker, Jr. L. Allen Baker, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	December 20, 2013

/s/ Michael A. Rutledge Michael A. Rutledge	Chief Financial Officer and Secretary (Principal Financial Officer & Principal Accounting Officer)	December 20, 2013

/s/ Douglas E. Hailey Douglas E. Hailey	Director	December 20, 2013
/s/ Richard L. Baum, Jr. Richard L. Baum, Jr.	Director	December 20, 2013

9

EXHIBIT INDEX

Exhibit No.	Description
4.1	Certificate of Incorporation of BG Staffing, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Form S-1/A, filed November 4, 2013)
4.2	Bylaws of BG Staffing, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Form S-1/A, filed November 4, 2013)
4.3	Form of Common Stock Certificate representing Common Stock of BG Staffing, Inc. (incorporated by reference to Exhibit 4.1 of the Company’s Form S-1/A, filed October 28, 2013)
4.4*	BG Staffing, Inc. 2013 Long-Term Incentive Plan
5.1*	Opinion of Fulbright & Jaworski LLP
23.1*	Consent of Counsel (contained in Exhibit 5.1)
23.2*	Consent of Independent Registered Public Accounting Firm – Grant Thornton LLP
24.1*	Power of Attorney (included on the signature page of this Registration Statement)

*	Filed with this Registration Statement